Collaborative Investment Series Trust 485BPOS

Exhibit 99.(p)(vii)

II.	Code of Ethics

Background

In July 2004, the SEC adopted Rule 204A-1 of the Advisers Act requiring SEC-RIAs to adopt a Code of Ethics. The rule was designed to prevent fraud by reinforcing fiduciary principles that govern the conduct of advisory firms and their personnel. The Code of Ethics, in keeping with Rule 204A-1, requires SEC-registered investment advisers to perform the following:

•	Maintain a high ethical standard of business conduct reflecting adviser's fiduciary obligations;
•	Compliance with federal securities laws;
•	Require access persons to periodically report personal securities transactions and holdings, with limited exceptions
•	Require prior approval for any Initial Public Offering (“IPO”), limited offerings or private placement investments;
•	Require reporting of violations of the Code of Ethics promptly to the CCO
•	Delivery to and acknowledgement of the Code of Ethics by each supervised person. (Note: Trust Code of Ethics reporting will be administered by the Trust CCO or designee only).;
•	Maintain appropriate documentation

Policy

An investment adviser's Code of Ethics and related policies and procedures represent a strong internal control with supervisory reviews to detect and prevent possible insider trading, conflicts of interest and potential regulatory violations. Accordingly, CFA has adopted and implemented a strict Code of Ethics to govern the activities of Supervised Persons (including Access Persons) of the Adviser and to help ensure CFA maintains a strong culture of compliance inclusive of meetings its fiduciary obligation to its clients and mitigating potential and actual conflicts of risks. CFA’s Code of Ethics governs practices covering personal securities transactions, outside business activities, gifts and gratuities/entertainment, and political contributions. Although not covered by the Advisers Act or subject to administration by the Adviser’s CCO, the Trust and specifically the Trust CCO will initiate Code of Ethics and other Trust-related certifications or attestation for which the Adviser, in its capacity as a sponsor to ETFs and Mutual Funds on the Trust, is mandated to complete under its applicable agreement. The CEO will be responsible for ensuring that those certifications and/or attestations, including those related to the Adviser’s sponsored ETF/mutual fund activities and personal securities transactions, are completed thoroughly and promptly. In doing so, the Adviser’s CEO may collaborate on their completion with the Adviser’s CCO but shall remain ultimately responsible for satisfying the attendant requirements compelled by the Trust CCO and Trust Board of Trustees.

In keeping with Rule 204A-1 of the Advisers Act, CFA has adopted a formal Code of Ethics that classifies all Adviser employees (a/k/a Supervised Persons) as “Access Persons”. Accordingly, these Access Persons are subject to the CFA Code of Ethics (“Code”) and its provisions.

Personal Securities Transactions: The Code covers the personal securities transactions of covered accounts for which they or their household members have discretion or beneficial ownership. In addition, the Code covers the political contributions, outside business activities, gifts and entertainment for business purposes for all Access Persons. CFA policy in connection to the Code will, as a general principle, follow the parameters outlined in this section of the Manual.

Procedures

The Code of Ethics, as described in further detail below, is provided in the Compliance Manual which is distributed to each Access/Supervised Person upon employment and as updated. Each Access/Supervised Person shall complete an attestation asserting that he/she has received, read, understands, and will abide by its contents. Each Access/Supervised Person shall also be required to:

•	Maintain a high ethical standard of business conduct reflecting adviser's fiduciary obligations;
•	Comply with federal securities laws;
•	periodically report personal securities transactions and holdings, with limited exceptions, which will be reviewed by the CCO or delegated supervisor
•	Request prior approval for any Initial Public Offering (“IPO”), limited offerings, private placement investments or any reportable funds;
•	Require reporting of violations of the Code of Ethics promptly to the CCO
•	Maintain appropriate documentation

Outside Business Activities: The Code permits Access Persons to engage in Outside Business Activities (OBAs) subject to (i) pre-approval by the CCO and CEO and (ii) so long as the OBA does not present any material conflict of interest to CFA or otherwise impact CFA clients adversely.

Political Contributions: The Code permits Access Persons to make political contributions subject to conditions described below and informs Access Persons to verify independently if the contribution limits are consistent with the thresholds, if any, permitted by the laws of the federal government, state or local jurisdictional law.

Gifts and Gratuities/Entertainment: The Code permits Access Persons to give or receive gifts, gratuities, or entertainment subject to the conditions set forth in the Code of Ethics. Preclearance by the CCO is required for gifts (given or received) of over $300 in value per instance. The Code of Ethics does allow for exceptions to gift limits where there is an established personal relationship and for specific life events. Entertainment can be provided or received as long as the person providing the entertainment is present and the value of the entertainment is not considered lavish or inappropriate.

Loans. CFA or its Supervised Persons are prohibited from giving or receiving loans to other employees or representatives of clients of the Firm without prior approval by the CEO or in the case of the CEO, the CCO.

To distinguish the difference between Business Gifts from Entertainment, here are a common scenarios:

•	Example A: Access Person invites a prospective client to a sporting event. The Access Person attends the event with the prospective client. This is an example of Entertainment.

•	Example B: Access Person gives a prospective client two tickets to a sporting event. Access Person doesn’t attend the event with the prospective client. This is an example of a Gift.

Conflicts of Interest: The Code, in keeping with CFA’s fiduciary obligations, mandates that Access Persons, at all times, place the interests of CFA’s clients ahead of both CFA and their own interests. CFA Access Persons are compelled to act in a professional manner when conducting business for the Adviser and, in accord with that standard, shall disclose any material conflicts of interests when conducting their duties on behalf of CFA to the CEO and CCO promptly.

Responsibility

CCO

Personal Securities Transactions

Background

As required by Rule 204A-1, the Code of Ethics must govern certain activities conducted by Access Persons to ensure that an RIA is operating in a manner consistent with its fiduciary obligations.

Policy

As a fundamental principle, CFA requires that all personal securities transactions will be conducted in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility. For purposes of this Policy, “Personal securities transactions” shall mean any purchase or sale of a Covered Security by an Access Person in a Covered Account; provided, however, that the CCO (or in the case of accounts involving the CCO, the CEO) may, on a case by case basis, exclude certain accounts from the below restrictions if such accounts qualify as Covered Accounts solely as a result of part (2) of the definition of such term. Moreover, each Supervised shall: (i) comply with all applicable securities laws and (ii) report any violations concerning personal securities transactions promptly to the CCO.

The Code does permit Access Persons to maintain personal securities accounts. Personal investing by an Access Person in any account in which the access person has a discretionary control or beneficial interest, including accounts for any immediate family or household members, must be consistent with our fiduciary duty to our clients and regulatory requirements. Each Access Person must identify within 10 days of becoming an Access Personany personal investment account information to the CCO initially and on an ongoing basis. Appropriate investment opportunities must be offered to clients first before the Adviser or any employee may act on them.

Definitions: The Code of Ethics shall use the following terms and related definitions:

(a)   “Access Person” means (i) any Supervised Person of CFA (1) who has access to nonpublic information regarding any clients’ purchase or sale of securities or (2) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; and (ii) any Manager, director or officer of CFA.

(b)   “Supervised Person” means any member, officer, director (or other person occupying a similar status or performing similar functions), or employee of CFA (which may include independent contractors), or other person who does not provide investment advice on behalf of CFA or has access to client recommendations (which is precluded through physical and technology barriers) and is subject to the supervision and control of CFA.

(c)   “Covered Security” means any interest or instrument commonly known as a security, except that it shall not include direct obligations of the Government of the United States, bankers’ acceptances, certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), money market funds,shares issued by unit investment trusts, or shares of open-end mutual funds (other than reportable funds).

(d)   “Fund” means any investment fund or investment pooled vehicle for which CFA is the investment adviser.

(e)   “Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

(f)    “Beneficial Ownership”, for purposes of this Code of Ethics and in keeping with Rule 204-1 of the Investment Advisers Act, means any securities or private investments held in accounts over which the Access Person has direct or indirect influence or control including themselves or members of their household. Excluded from this definition are securities held in accounts over which the access person had no direct or indirect influence or control.

(g)   “Covered Account” shall mean any brokerage or bank account that holds covered securities for which the Access Person has discretionary authority and/or beneficial ownership.

(h)   “Covered Security” means, for purposes of this Code of Ethics and in keeping with Rule 204-1 of the Investment Advisers, any securities or private investments held in accounts in which the Access Person has Beneficial Ownership.

Procedure

Personal Securities Transactions. CFA has adopted procedures to implement our policy on personal securities transactions and reviews to monitor and ensure our policy is observed, implemented properly, and amended or updated, as appropriate, which include the following:

•	Access Persons are required to provide CFA electronic access to or most recent statements for current covered accounts and reportable securities holdings for both the Access Persons and household members within 10 days of becoming an Access person and on an ongoing basis;
•	All personal securities transactions in covered securities that are to be executed in covered accounts are subject to reporting under the Code of Ethics except transactions in which the Access Person or household member does not have discretionary authority (such as where a brokerage Adviser or financial advisor makes all investment decisions for the Access Person or household member), accounts that do not permit purchase or sale of covered securities (e.g., 529 Plans)
•	Confirmations and brokerage account statements may be accepted in lieu of transaction and holdings reports so long as the confirmations and statements contain all required information and as long as the information is current within 45 days of reporting for holdings reports and such statements are received within 30 days of the end of each calendar quarter for personal securities transactions.
•	Front-Running and Scalping, which includes instances of trading while in possession of information concerning the Adviser’s trades is called front-running or scalping and is prohibited (and may be in violation of federal law). Front-running is making a trade in the same direction as the Adviser or a client just before the Adviser or client makes its trade whereas Scalping is when a making a trade in the opposite direction just after a trade by the Adviser or a client. The Firm has a strict prohibition in regard to such deceptive practices.

CFA, in addition to the aforementioned procedures, has also adopted these provisions attendant to personal securities transactions as part of its Code of Ethics (“Code”). Code reporting may be facilitated via email or automated platform at the discretion of the Adviser.

Pre-Clearance Requirements: CFA has instituted pre-clearance for personal securities transactions in covered securities including:

(1)	Initial Public Offerings (IPOs);

(2)   Limited Offerings (e.g. Private Funds including offerings falling under the exemption from registration under the Company Act by sections 3(c)(1) and/or 3(c)(7) or other Company Act, Securities Act of 1933 (“Securities Act”), and/or Exchange Act provisions; and

(3)  Reportable Funds. “Reportable Funds”, for purposes herein, shall be specifically applied to each of the CFA Funds.

CCO Pre-Clearance: Access Persons must always seek and obtain pre-clearance from the CCO through the process established by CFA for these transaction requests for covered accounts:

•	Pre-clearance of an Access Person's participation in an initial public offering (“IPO”), which means the first sale of stock issued by a company to the public;
•	Obtain prior approval of any acquisition of securities in a limited offering (e.g., 144A, or interest in a private limited partnership, or similar type of investments); and
•	Pre-clearance of an Access Person’s purchase or sale of a mutual fund or ETF for which CFA is the Adviser.

The CCO shall monitor Access Persons and their household members reports of personal securities transactions in covered accounts for compliance with the Adviser’s policies. The CCO has the responsibility for implementing and monitoring the Code of Ethics provisions described herein.

Responsibility

CCO

Conflicts of Interest

Background

As a registered investment adviser (RIAs), CFA and its Supervised Persons must act, at all times, in a professional manner consistent with its fiduciary obligation to the adviser’s clients. As part of this obligation, Supervised Persons should disclose any personal interest that might present a conflict of interest or harm the reputation of the Firm.

Policy

CFA has implemented a policy concerning Conflicts of Interests that make it a violation of the duty of loyalty to CFA to act in the following manner without the prior written consent of the CCO:

•	Rebate, directly or indirectly, to any person, Adviser or corporation any part of the compensation received from the Adviser as an employee;
•	Accept, directly or indirectly, from any person, firm, corporation or association, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction; and/or

•	Own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly owned.

Procedures

In general, CFA has identified certain conflicts of interest that the CEO, in coordination with the CCO, shall be responsible for overseeing that the Adviser properly discloses them to clients in disclosure documents, advisory agreements and marketing communications, where applicable. CFA shall also, where possible, institute controls to mitigate their impact to CFA and its clients. In addition, the CEO shall also promptly inform the CCO of unreported conflicts of interests so that both the CEO and CCO can determine appropriate risk mitigation including operational or policy controls. Conflicts of interest may include but are not limited necessarily to:

•	Securities Transactions. PMs, may execute transaction for certain clients (i.e., registered investment companies) that may adversely impact the value of securities held by other clients
•	Personal Securities Transactions. CFA has instituted a Code of Ethics to regulate the personal securities transactions of its employees and, in doing so, prevent any personal trades in issuers or securities that may affect CFA client account portfolios.
•	Marketing and Distribution. CFA may be contractually obligated to assist in the sale of ETF and mutual fund shares. CEO compensation linked to the sale of these shares may create incentive to devote time to marketing efforts that may otherwise be allocated to other clients.
•	Expert Networks. Should CFA engage in the use of Expert Network(s), or a type of business that connects companies with expert resources or subject-matter experts, such as academics, C-levels, founders, and high-level officials to provide valuable information, data, or assistance, then the Adviser shall institute and adhere to a Firm-approved “Paid Industry Experts” policy/procedures that will be incorporated at that time into this Manual.

Responsibility

CEO/CCO

Outside Business Activities

Background

Outside business interests or investment activities (collectively hereafter “Outside Business Activities”) may interfere with the Supervised Person's duties with the Firm. Accordingly, RIAs must adopt and implement policies and procedures to monitor the Outside Business Activities (“OBAs”) of its Supervised Persons including placing restrictions or prohibiting such activities.

Policy

Access Persons, prior to engaging in any OBA (including directorships of private companies, consulting engagements, or public/charitable positions) and/or accepting compensation from firms or individuals outside of CFA, must submit a detailed description to the CCO who, in coordination with the CEO (where necessary) shall review the activity, which will be deemed approved unless the CEO or CCO indicates otherwise. The description must include the nature of the activity; how much time will be devoted; and when the activity will occur (business hours or other). Conflict of interest may arise if a Supervised Person engages in an outside activity or investment that may be inconsistent with the Adviser’s business interests.

Procedures

Access Persons must report any pre-existing OBA upon joining CFA. The CCO may require further information concerning any outside activity being disclosed, including the number of hours involved and the compensation to be received. In particular, Supervised Persons should analyze their current engagements with a particular emphasis on activities which involve:

•	a time commitment which would prevent such Supervised Person from performing his or her duties for the Firm;
•	an activity that gives the impression that the services performed are an extension of CFA’s business when in fact the contrary is true;
•	active participation in any business in the financial services industry or otherwise in competition with the Firm, such as, teaching assignments, lectures, public speaking, publication of articles, or radio or television appearances,
•	Serving as an employee, officer or director of any private business, charitable organization or non-profit organization;
•	Supervised Persons may not serve on the board of any company whose securities are publicly traded, or of any company that the Company or any client account owns securities.

All Access Persons will try to avoid establishing financial interests or outside affiliations that may create a conflict, or appear to create a conflict, between the Access Person’s personal interests and the interests of the Adviser or its clients. A potential conflict of interest exists whenever a Supervised Person has a direct financial or other personal interest in any transaction or proposed transaction involving CFA or its clients. A conflict of interest may also exist where the Access Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Access Person has a friendship or other personal relationship. In such situations, Access Persons must disclose the conflict to the CCO and consider recusing themselves from the decision-making process with respect to the transaction in question and from influencing or appearing to influence the relationship between the Adviser or any of its clients and the client involved. Access Persons may not use non-public knowledge of a pending or currently considered securities transaction for a client to profit personally, directly or indirectly, as a result.

Responsibility

CCO

Political Contributions

Background

Rule 206(4)-5 of the Advisers Act, commonly referred to as “Pay-to-play”, refers to the practice whereby an adviser or its employees make political contributions or gifts for the purpose of obtaining or retaining advisory contracts with government entities. General fiduciary principles under the Advisers Act require an adviser to take reasonable steps to ensure that any political contributions made by it or its employees are not intended to obtain or retain advisory business. In addition, the SEC adopted provisions that substantially restrict contribution and solicitation practices of investment advisers and certain of their related persons, as follows:

•	It prohibits an investment adviser from providing advisory services for compensation – either directly or through a pooled investment vehicle – for two years, if the adviser or certain of its executives or employees make a political contribution to an elected official who is in a position to influence the selection of the adviser;
•	It prohibits an advisory Adviser and certain executives and employees from soliciting or coordinating campaign contributions from others – a practice referred to as “bundling” – for an elected official who is in a position to influence the selection of the adviser. It also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business; and
•	It prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions.

Policy

CFA, a SEC-registered investment adviser, has adopted and implemented the following policy and procedures in connection to Rule 206(4)-5. For purposes of this Manual, the following pertinent terms shall be defined as follows:

•	“Covered Associate” means: (i) any Supervised Person; and (ii) any political action committee or similar organization controlled by the Adviser or by any Covered Person. From time to time, the Adviser or its Covered Associates may be asked to make a political contribution. In addition, Covered Associates, by their own volition, may seek to make individual political contributions. Though the Adviser does not actively solicit government entity business, as an investment manager, the Adviser is eligible and may be asked to manage money on behalf of a state or municipality in the future. To avoid any real or perceived conflict of interests, the Adviser requires that individual political contributions be subject to preclearance as further detailed below.
•	“Political Contributions” include direct payments of money to a campaign organization, volunteer work, or fund-raising work done on behalf of, or to benefit, a political campaign, organization or candidate.

Procedures

The Adviser’s procedures are divided into two sections purposefully to cover CFA, in its capacity as an investment adviser, and CFA Supervised Persons.

Adviser Contributions. CFA, as a SEC-registered investment adviser, does not intend to make political contributions.

Individual Contributions. Political activity must occur strictly in an individual and private capacity and not on behalf of CFA (or “Adviser”). The Adviser’s resources, financial or otherwise, may not be used to support political parties, candidates or causes, unless approved in advance by the CCO, and therefore:

•	The Adviser will not reimburse any Covered Person (i.e., Supervised Person) for individual political contributions;
•	Corporate credit cards issued to Covered Persons cannot be used to make contributions; and
•	Covered Associates are not permitted to use the Adviser’s name in connection with any political campaign other than to state that they are affiliated with or employed by the Adviser.

Covered Associates may make political contributions to elected officials at the State, County and local level provided such contributions:

•	Receive pre-clearance from the CCO through the system that CFA has implemented; and
•	In total, are not in excess of $350 or foreign currency equivalent to each official, per election for whom they may vote, and $150 to other candidates or political action campaigns.

Federal political campaigns are exempt from this policy.

Responsibility

CCO

Gifts and Entertainment

Background

Giving or receiving gifts in a business setting may give rise to an appearance of impropriety or may raise a potential conflict of interest and. To remain in adherence to its fiduciary obligations under the Advisers Act, CFA has implemented the following policies set forth below to guide employees in this area.

Policy

Supervised or access persons will not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could or give the appearance of influencing their decision-making or make them feel obligated to a person or firm. Similarly, supervised or access persons should not offer gifts, favors, entertainment or other things of material value that could be deemed overly generous or aimed at influencing decision-making or making a client feel obligated to the firm or the supervised or access person.

•	Gift: A “gift” is defined as anything of monetary value. Payment for entertainment or meals where the Covered Person is not accompanied by the person purchasing the entertainment or meals is considered a gift.
•	Entertainment (or Gratuities): Acceptance of meals and entertainment where the host is present is considered “entertainment.”

Supervised Persons (including Access Persons) are restricted from accepting inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could or give the appearance of influencing their decision-making or make them feel obligated to a person or firm. Similarly, Supervised Persons should not offer gifts, favors, entertainment or other things of material value that could be deemed overly generous or aimed at influencing decision-making or making a client feel obligated to the Adviser or the supervised or access person.

CFA’s Gift and Entertainment Policy also maintains these specific considerations for all Supervised Persons to abide:

•	Cash/Non-Cash Compensation. No Supervised Person may give or accept gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the adviser that are valued above $300 per instance.
•	Entertainment. Entertainment can be given or received as long as it is of reasonable value and not intended to influence decision-making.
•	Loans. No Supervised Person may give or accept a loan from a client of CFA without written pre-approval from the CEO and notification to the CCO.

Procedures

Our Chief Compliance Officer will ensure that all access and supervised persons understand the restrictions on giving and receiving gifts and/or compensation of any nature. Supervised or access persons will not accept inappropriate gifts, favors, entertainment, special accommodations or other things of material value that could influence, or give the appearance of influencing, their decision-making or make them feel beholden to a person or firm. Similarly, supervised or access persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised or access person. Generally, it is expected that the value of such gifts do not exceed $300. Gifts given or received will be logged onto a Gifts and Entertainment Log and retained. The log will include an estimated value of each gift/entertainment received or given. Our CCO, or designee, will maintain a Gifts and Entertainment log and enter the date, vendor/client name and fair value of any gift/entertainment.

Gifts

A conflict of interest occurs when the personal interests of Supervised Persons interfere or could potentially interfere with their responsibilities to the firm and its clients. The overriding principle is that Supervised Persons should not accept inappropriate gifts, favors, gratuities, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Supervised Persons should not offer gifts, favors, gratuities or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the Supervised Person. Conflicts of interest must be disclosed to the client and when possible, steps should be taken to manage the conflict of interest.

Entertainment

No Supervised Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the adviser. Supervised Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. All entertainment received from a vendor or provided to a client must be logged on the Gifts and Entertainment Log above a nominal value ($25).

Responsibility

CCO

Insider Trading Policy

Background

Various federal and state securities laws and the Advisers Act require every investment adviser to establish, maintain, and enforce policies and procedures reasonably designed to prevent the misuse of material, non-public information in violation of the Advisers Act or other securities laws by the investment adviser of any Access Person associated with the investment adviser.

Policy

CFA’s Insider Trading Policy (see below) prohibits any Access Person from acting upon, misusing, or disclosing any material non-public information, also known as “inside information.” Any instances or questions regarding possible inside information must be immediately brought to the attention of the CEO and CCO, and any violations of the Adviser’s policy in this regard shall result in disciplinary action up to termination.

Procedures

CFA has adopted and implemented specific procedures to help ensure adherence to the Adviser’s Insider Trading Policy including a review of its contents on an annual basis. Additionally, the Adviser has instituted these other specific procedures:

•	The Insider Trading Policy is distributed to all Access Persons, and newly hired Access Persons within 10 days of hire. In such instances, Access Persons shall attest that they received the Insider Trading Policy including upon first receipt of the policy and as updated thereafter. The attestation, too, requires the Access Person to certify he or she received the policy, read the policy, and will abide by the provisions in the policy;
•	Access Persons must report to the CEO or CCO all business, financial or personal relationships that may result in access to material non-public information;
•	The CCO reviews all transactional activity for Access Persons and Access Person-related or household accounts (which is inclusive of any account subject to the Code of Ethics). As noted in the Code of Ethics, initial and holding reports from Access Persons and Access Person-related or household accounts must be submitted to the CCO and perform quarterly reviews of brokerage account statements for such covered accounts;

•	The CCO, in coordination with the CEO, shall provide guidance to Access Persons on any potential insider trading situation or related questions; and

•	Where necessary, the CCO shall prepare a written report to the CEO (and/or Outside Counsel) of any potential violation of the Adviser’s Insider Trading Policy including recommendations of corrective actions and/or disciplinary sanctions.

Responsibility

CCO